Exhibit 23.1


                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Reinhold Industries, Inc. of our report dated February 18, 2003, included in the 2002 Annual Report to Shareholders of Reinhold Industries, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-101589) pertaining to the Amended and Restated Reinhold Industries, Inc. Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-39925) pertaining to the Reinhold Industries, Inc. Stock Incentive Plan of our report dated February 18, 2003, with respect to the consolidated financial statements of Reinhold Industries, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2002.

Our audits also included the information as of and for the years ended December 31, 2002 and 2001 included in the financial statement schedules of Reinhold Industries, Inc. listed in Item 15(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




/s/ Ernst & Young LLP


Orange County, California
March 26, 2003